Exhibit 10.3

PROMISSORY NOTE

28th May 2002

US$2,000,000	Tortola, British West Indies

Successful Union Limited, a company organized under the laws of the British Virgin Islands (the “Maker”), for value received, hereby promises to pay to Pioneer Forest, Inc., a Delaware, USA corporation, or registered assigns (the “Payee”), the principal sum of two million US Dollars (US$2,000,000), in immediately available funds. Principal shall be paid as set forth below.

Principal in the amount of US$2,000,000 shall be paid in full on the date which is 12 months following the date hereof.

This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default which has been notified in writing to the Maker, and the Maker has failed to cure the default with 10 days of receipt of the said notice (individually,an “Event of Default” and collectively, “Events of Default”):

(1)  default in the payment or performance of this or any other liability or obligation of the Maker to the Payee, including the payment when due of any principal or interest under this Note;

(2)  the liquidation, termination of existence, dissolution, insolvency of the Maker, or the appointment of a receiver or custodian for the Maker or any part of its property;

(3)  the institution by or against the Maker or any indorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any federal, state or other applicable bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Maker or any indorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors; or

(4)  determination by the Payee that it is insecure with respect to the payment of any obligation of the Maker to the Payee.

Upon the occurrence of an Event of Default, all unpaid principal and interest hereunder shall immediately become due and payable without notice or demand and the Payee shall have then, or at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the Commonwealth of Massachusetts or afforded by other applicable law.

Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate of 12%. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment).

In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Maker, then such excess sum shall be credited by the Payee as a payment of principal.

All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The Maker shall pay and save the Payee harmless from all liabilities with respect to or resulting from any delay or omission to make any such deduction or withholding required by law.

Whenever any amount is paid under this Note, all or part of the amount paid may be applied to principal or interest in such order and manner as shall be determined by the Payee in its discretion.

The obligations of the Maker to pay all amounts under this Note strictly in accordance with the terms of this Note are absolute and unconditional.

The Maker agrees to pay on demand all costs of collection, including reasonable attorneys’ fees, incurred by the Payee in enforcing the obligations of the Maker under this Note.

No delay or omission on the part of the Payee in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Payee, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker and every indorser or guarantor of this Note regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

This Note may be prepaid in whole or in part at any time or from time to time. Any such prepayment shall be without premium or penalty.

None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of the Payee expressly referring to this Note and setting forth the provision so excluded, modified or amended.

In the event that any dispute should arise between the Maker and the Payee with respect to any matter pertaining to this Note, the Maker and the Payee shall resolve such dispute in accordance with the procedures set forth below.

(a)  In the event of any dispute between the parties with respect to any matter pertaining to this Note, the parties shall first use their best efforts to resolve such dispute between themselves. If the parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with the provisions herein.

(b)  Either the Maker or the Payee may submit any matter referred to in paragraph (a) above to arbitration by notifying the other party, in writing, of such dispute. Within 10 days after receipt of such notice, the Maker and the Payee shall designate a mutually acceptable arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the Boston Office of the American Arbitration Association shall select the arbitrator. The arbitrator so designated shall not be an employee, consultant, officer, director, stockholder or affiliate of the Maker or the Payee.

(c)  Within 30 days after the designation of the arbitrator, the arbitrator, the Maker and the Payee shall meet, at which time each of the Maker and the Payee shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

(d)  The arbitrator shall set a date for a hearing, which shall, to the extent practicable, be no later than 60 days after the submission of written proposals pursuant to paragraph (c) above, to discuss each of the issues identified by the Maker and the Payee. Each party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

(e)  The arbitrator shall use his or her best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (d) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties. All rulings of the arbitrator shall be in writing and shall be delivered to the parties.

(f)  The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

(g)  Any arbitration pursuant hereto shall be conducted in Boston, Massachusetts, U.S.A. Any arbitration award may be entered in and enforced by any court having jurisdiction.

All rights and obligations under this Note shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to the conflicts of law provisions thereof.

This Note is executed as an instrument under seal.

ATTEST	SUCCESSFUL UNION LIMITED

/s/ TAN JING POI	By:	/s/ TIONG IK KING
Tiong Ik King Director

[seal of Tan Jing Poi, Notary Public]		[seal of Successful Union Limited]

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